MANAGEMENT DISCUSSION SECTION

Operator:Thank you for standing by and welcome to the WMS Industries First Quarter 2007 conference call. During the presentation all participants will be in a listen only mode. Afterwards you will be invited to participate in a question and answer session. [Operator Instructions] As a reminder today's conference is being recorded Monday, October 30th, 2006.

I would now like to turn your conference over to Mr. Bill Pfund, Vice President of Investor Relations. Please go ahead, sir.

William H. Pfund, Vice President, Investor Relations

Thank you, Dwayne. Welcome to WMS’ fiscal 2007 first quarter conference call. With me today are Brian Gamache, our President and CEO; Orrin Edidin, Executive Vice President and Chief Operating Officer; and Scott Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer.

Before we start, let me apologize for the late arrival of the press release, we ran into some technical difficulties getting it out over the wire. Let me also review our safe harbor language. Our call today contains forward-looking statements concerning the outlook for WMS and future business conditions. These statements are based on currently available information and involve certain risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements depending on the factors described under “Item 1. Business - Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2006, and in our more recent reports filed with the SEC. The forward-looking statements made on this call and web cast, the archived version of the web cast, and any transcripts of this call are only made as of this date, October 30, 2006.

Now let me turn the call over to Brian.

Brian R. Gamache, President and Chief Executive Officer

Thank you, Bill.

Today we reported total first quarter revenues of $110.6 million, a 6% year-over-year improvement, which generated net income of $7.1 million, or 16% ahead of last year. Diluted EPS of $0.20 for the September 2006 quarter includes a 3¢ charge for separation related to recent management changes. Overall, we had a solid performance in the first quarter that was in line with our expectations.

Before we discuss our financial results in detail, I want to provide an update on the five key priorities for fiscal 2007 that we shared with you on our last call. As a reminder, these priorities were to: continue growing our participation business with its recurring revenue stream and attractive gross profit margins; extend our domestic market share gains through innovative new product offerings; expand globally to further diversify our revenue mix and reduce our dependence on North America; increase margins through operating process improvements; and, continue to generate and grow substantial, recurring cash flows. Let me provide a quick update of our progress against these five targets.

First, during the September quarter, revenues from gaming operations increased 25% year over year even though, as anticipated, the total footprint increased at a more modest rate of growth in the September 2006 quarter compared to recent periods. Importantly, at quarter-end, we received regulatory approval and made initial placements of our first server-based gaming product - Monopoly™ Big Event®. This product is a stand-alone offering, featured in banks of games, that we expect will drive higher quarterly sequential incremental growth to the installed base as we roll it out in the December quarter.

Orrin will provide more color on this unique new product in a few minutes but to pre-empt him just a little bit, I’ll tell you that the initial reception by players and operators has been exceptional. Throughout fiscal ’07, we have a great line-up of new participation games planned for introduction, including MONOPOLY Big Event and MONOPOLY Super Grand Hotel™ for our stand-alone business, Green Acres™ and Life of Luxury® for our LAP base and new WAP links under the Reel Legends® and Top Gun ™ brands. And, at the end of fiscal 2007, we will introduce an innovative, new mechanical-reel technology that we call “transmissive reels,” which we believe has significant marketplace potential.

Second, we expect to achieve further market share gains with new for-sale products with the introduction of innovative new product offerings in both video and mechanical reel games. We entered fiscal 2007 with the broadest array of products in our history and we will supplement our portfolio throughout the year by continuing to introduce new creative products that will further our industry reputation for designing high-earning products for the entire slot floor.

A good example is our 5-reel mechanical product, Hot Hot Super Jackpot™, powered by CPU-NXT® that we launched midway through the June 2006 quarter and which had continued success in the September quarter. With ongoing roll-outs in North America and initial shipments to selected international markets, 5-reel mechanical gaming machines represented approximately 20% of our new shipments in the September 2006 quarter.

During the year ahead, we anticipate continued success with the launch of additional 5-reel mechanical products around the world. We also will launch new multi-line, 3-reel mechanical games that offer new excitement in low-denomination configurations. Both products create opportunities to bring a fresh look to the mechanical reel category, further expanding our potential to add incremental market share in this large segment of the slot floor.

With substantial opportunities for further penetration, coupled with additional mechanical reel product offerings planned for introduction in fiscal 2007, this category of products is expected to be a much larger contributor to new unit sales than in the past.

Third, we continue to expand our worldwide revenue base - providing more balance to our new unit mix, which as of the last twelve months was approximately 70% from North America. We continue to see the benefits from our international game development studios that bring diverse cultural perspectives to the game content for local markets. Our initial replacements of Mandarin-based games into Macau earlier this year have been very well received and in fact we have already received follow-on orders from Macau operators. For the September 2006 quarter, nearly one-third of our new unit shipments were generated from international markets, including a solid contribution from Orion Gaming. Orion also offers medium-term potential for new revenue streams from the AWP sector; and the keys to generating sustainable success long-term with Orion will be to utilize the development capabilities resident within WMS to enhance Orion’s game production, and to jointly utilize our existing distribution capabilities to increase revenue streams.

Our fourth priority is to improve our business processes, and thereby create sustainable margin enhancements. In the September 2006 quarter, total gross profit increased 15% year-over-year on a 6% increase in revenue, reflecting benefit from our internal improvement initiatives, a favorable mix of revenue and the higher sales of premium-priced products. With year-over year growth in revenues projected to increase at a higher rate in upcoming quarters, we also expect to realize operating margin improvement through the leverage inherent in our business. Although we continue to expect our total spending for R&D costs in fiscal 2007 to increase approximately $10 million over fiscal 2006, with our higher revenue guidance, new higher revenue guidance, we now expect the total costs for both R&D and selling and administrative expenses to decrease as a percentage of revenues for fiscal 2007 compared to last year.

Our fifth priority is continue growing sustainable cash flows and this was shown by our strong cash flow for the fiscal first quarter. Net cash provided by operations was over $25 million, up more than 100% from the year-ago period. Our $14 million investment in gaming operations machines in the September quarter reflected the anticipated moderation of spending compared with prior quarters and includes over $2 million of investment in our VLT leasing business. Our investment in the gaming operations machines declined sequentially for the June 2006 quarter, when we invested over $26 million. And, as planned, we invested over $20 million of cash on hand early in the quarter to close on our acquisition of Orion Gaming. As we have successfully done in the past, we will efficiently use our free cash flow to continue to invest in new technologies and innovative intellectual properties, popular brands, share repurchases, and in opportunities that enhance our international focus with additional revenue streams and profits, such as Orion.

Now, I’d like to ask Orrin to review with you our progress in product development, anticipating customer needs, the role of technology and why we believe that will continue to lead to greater market share.

Orrin J. Edidin, Executive Vice President and Chief Operating Officer

Thanks Brian.

We are just two weeks away from the G2E trade show and as we prepare for this year’s show, I am more excited about our new products than I have been in a long time and it’s safe to say that this is a sentiment shared across the Company. Our continued ability to embrace and transform new technologies to enable creative game content will once again be clearly showcased at G2E.

As many of you know, G2E is scheduled later this year than in the past, falling into our second fiscal quarter. Recognizing this later scheduling, we took a proactive approach to be in front of customers by initiating a series of special planning meetings at our facilities. In addition to previewing a sampling of the exciting new products we’ll showcase at G2E without the dizzying array of distractions at the show, these meetings facilitated in-depth discussions about our fresh, unique new product strategies and ongoing market trends. Over a three-week period, our game developers, marketing group, sales teams and senior management met with about 300 customer representatives. Our customers came away with detailed understandings of our differentiated product development strategies and the initiatives underway at WMS which we believe will help them optimize returns from their slot floors.

With our continuing success in creating great games, we are now building on our game development strategy by layering on a product segmentation targeting initiative. In our recent customer meetings, we presented unique strategies to demonstrate how our game development efforts work in lock step with branding and marketing strategies that our customers can utilize to improve the profitability of their casino floors. This distinctive game development and marketing initiative really leverages our industry leadership position in both game content creation and in player preference research, and we believe it will create a tremendous advantage for our sales team and lead to future market share increases.

Let me share a brief overview of this strategy. Using the extensive feedback generated from our player research, we have created subtle -- and sometimes not so subtle -- common looks or branding elements for the three primary categories of video games that we develop to help players identify similar play experiences between different games. With a distinctive look between these three categories, casino patrons will more easily find the types of games they want to play throughout the casino floor.

For example, certain players enjoy free spin awards and the high volatility of low denomination, multi-line, multi-coin video games that offer the potential of a meaningful payout. But, they want a simple experience and less interactive play features. We have grouped these games within what we call the “G+” high-volatility category and created a standard interface with larger reels and payout meters across all of our G+ game themes. In these games, the focus is on the reels and on celebrating the win through larger awards. We have also utilized the BOSE® sound system to provide a more consistent and celebratory set of sounds to really emphasize and distinguish wins during the play of these games.

By establishing and branding these families of products, our customers can more readily create banks or zones of similar play experiences that provide a higher level of satisfaction to their players. In our meetings with casino customers, they readily appreciated the intuitive nature of what we are introducing with these branding strategies and we look forward to launching these game families at G2E in two weeks.

As Brian mentioned earlier, in the September quarter we achieved an important development milestone: regulatory approval and initial placements for our first server-based product, MONOPOLY Big Event. This product features a central server that drives the communal bonusing feature that is independent of the base gaming machine. As a result, we are able to create first-of-its-kind true Community Gaming™ experience for players.

We’ve installed units in Native American casinos and we just completed a successful, 30-day trial in Nevada. We now have nearly 100 units installed, primarily in Native American jurisdictions, and we have open orders for over 800 more units, which we expect to install this quarter and next.

Our goal in developing this product was to create another exciting new gaming experience for slot players and to allow gaming regulators time to review our first commercialized server-based product. When the Big Event bonus is triggered, we create the same type of excitement that exists around a table game during a hot run. I am very pleased to report that the feedback regarding the game’s performance, while early, is quite encouraging with coin-in and earnings performance significantly above house averages.

Another important aspect to our conversations with customers and at our display at G2E is the articulation of our path in the evolution of server-based and network-enabled gaming. As we look ahead into the rollout of new server-based products throughout fiscal 2007 and into fiscal 2008, we intend to build on the foundation now being established with Big Event. In brief, our focus is on taking advantage of the power and capabilities enabled by server-based networks to create new levels of imaginative and entertaining content and play experiences for casino patrons. We continue on track with our development and are very encouraged by the initial regulatory approval for our first commercialized server-enabled product, MONOPOLY Big Event.

Now, let me turn the call over to Scott to review our financial performance of the first quarter in more detail.

Scott D. Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer

Thanks Orrin, and good afternoon everyone.

Fiscal 2007 first quarter total revenues improved 6% year-over-year to $110.6 million and were consistent with the guidance range of $108 to $112 million that we provided in August. It is important to note that our Q1 revenue guidance included an expectation of initial shipments to the new Florida racino market, but as the first operator was not licensed until September 29th, we did not ship any units to Florida until earlier this month, when WMS became the first manufacturer to deliver products into Florida. Even without the anticipated revenue contribution from Florida, we met our revenue guidance as we achieved stronger than expected contributions from our international operations, including a solid performance from Orion.

Product sales revenue declined 3% year-over-year, reflecting a $2 million decrease in new game sales while other product revenues were relatively flat, as increased sales of parts and used gaming machines offset lower OEM and conversion kit sales. We achieved an 8% year-over-year increase in the average selling price of new gaming units, although the average selling price of $12,186 declined by $195 per machine from the June 2006 quarter reflecting lower premium-priced product sales and the inclusion of lower price point Orion products in the revenue mix.

For the September 2006 quarter, gaming operations revenues grew 25%, or over $8 million, year over year. The average installed base of participation products for the September 2006 quarter was 7,000 units, up 18% from the average for the September 2005 quarter, and up 5% sequentially from the June 2006 quarter. As expected, the rate of growth in the participation installed base moderated in the September 2006 quarter.

An increase in local-area progressive units, reflecting the benefit from the initial placements of the new GREEN ACRES gaming machines, more than offset slight decreases in stand-alone participation and wide-area progressive units. The POWERBALL® units continue to perform well, and at the end of September, just under 1,100 units are installed, including over 900 WAP units. In aggregate, on September 30, 2006, WAP and LAP units comprised 49% of our installed base, up from 47% at the end of June 2006, and more than twice the level of a year ago.

We expect a higher rate of growth in the participation installed base in the December 2006 quarter compared to what was achieved in the September 2006 quarter. This growth will come primarily from the roll-out of MONOPOLY Big Event machines, which is a stand-alone product, and new Reel Legends placements, which is a WAP product.

The average revenue per day from participation games increased to $58.55 for year-over-year growth of 7% from $54.79 in the September 2005 quarter. The decline from the June 2006 quarter reflects seasonal influence, which dampened the average revenue per day across all participation categories. WAP games continue to generate revenue on average above $100 a day per machine.

Total gross profit, excluding depreciation expense, increased 15%, or $8 million, to $63 million for the September 2006 quarter from the prior year quarter. The gross margin on product sales revenues was 43% compared to 41% in the year-ago quarter. This improvement reflects a greater mix of premium-priced products, principally the 5-reel mechanical machines, initial benefits from our lean sigma initiative and lesser impact from low-margin used gaming machine sales. Our successful initiatives to improve gross margins were partially offset during the quarter by the spread of fixed manufacturing costs over fewer production units. The gross margin from gaming operations was 79% in the September 2006 quarter, up from 75% a year ago and up sequentially from the June 2006 quarter primarily due to the mix of the installed base and lower relative WAP jackpot awards.

Research and development expenses increased 8% year over year to $12.5 million. As a percentage of revenue, R&D expenses were 11%, up slightly year over year and as we indicated in August, we expect an increase of $10 million in spending for fiscal 2007 for our product development initiatives and for technology-based tools that will accelerate the product development cycle, allowing us to bring products into the market more rapidly and efficiently. The increased spending will occur in the quarters ahead.

Depreciation and amortization increased $2 million year over year to $15 million, reflecting the steady increase in the installed base of participation games throughout fiscal 2006, including the particularly strong growth that occurred in the June 2006 quarter, and increased less than $1 million compared to the June 2006 quarter. It also reflects depreciation and amortization related to Orion’s operations and preliminary purchase accounting.

Selling and administrative expenses were up $4 million year over year, and up slightly from the June 2006 quarter, inclusive of the charges for management separation costs. In addition, with the July acquisition of Orion Gaming, we have consolidated their selling and administrative expenses. These expenses also increased due to higher payroll-related costs associated with headcount increases during the past twelve months, and higher marketing, promotion and distribution costs related to the rollout of new products.

The estimated effective tax rate for the September 2006 quarter was 32%, reflecting utilization of the export sales deduction, which expires in December 2006, and the domestic manufacturing deduction, with no impact for the lapsed research and development tax credit as Congress continues to debate the reinstatement of that legislation.

Cash and cash equivalents were $36 million at September 30, including $15 million of restricted cash for progressive jackpots. During the quarter, we used just over $20 million of cash for our acquisition of Orion. Total receivables declined by $6 million to $139 million relative to June 30, 2006 as revenues were $12 million lower than the June 2006 quarter. Inventories increased $14 million over June 30, 2006 largely reflecting an increase in both finished goods and raw material supplies for the initial shipments in October to the new racinos in Florida and Pennsylvania, and for the build of MONOPOLY Big Event, partially offset by more than a $2 million reduction in legacy product inventories during the fiscal first quarter. WMS was the first supplier to deliver products into Pennsylvania on October 10th and into Florida on October 20th.

And with that, let me turn the call back to Brian to discuss the upward revision to our guidance.

Brian R. Gamache, President and Chief Executive Officer

Thank you, Scott.

As you have heard, we are finally seeing incremental revenues from Pennsylvania and Florida. Primarily as a result of the Pennsylvania Gaming Control Board issuing operator licenses to six operators, - with five of these six properties expected to open partial gaming floors during WMS’ fiscal 2007 -- we have raised our annual revenue guidance and initiated second quarter revenue guidance.

More specifically, our revised fiscal 2007 revenue guidance, which is inclusive of demand from only the five Pennsylvania racinos, reflects an incremental $15 million to $17 million of new product sales, or an upward revision of 1,300-1,500 additional units to our previous guidance provided for fiscal 2007. This translates into full-year fiscal 2007 revenue of an expected range of $525 to $540 million, or an increase of 16% to 20% in revenue over fiscal 2006. Our new unit guidance is now for 25,300 to 27,000 units for the full year, which will be record ship levels for our Company. Please remember that our revised guidance does not include sales to the Pennsylvania properties, other than the five properties now expected to open. Nor does it include any sales to Russia, sales to Florida tribal casinos or sales related to potential gaming expansion in Florida in fiscal 2007, in California pardon me in fiscal 2007.

For our fiscal second quarter, total revenue is anticipated to be in the range of $130 million to $135 million, representing a healthy 15% to 19% growth over the same period last year. Continued demand from the international markets and the positive response to our customer meetings in North America is expected to contribute to this solid growth, in addition to the new product sales into Florida and Pennsylvania. In aggregate, the number of open orders for new gaming machines and CPU-NXT conversion kits exceeds 11,300 units. Additionally, we anticipate higher growth in the participation installed base where we currently have open orders for nearly 2,000 new units or theme conversions.

As previously noted, this quarter we expect the rollout of MONOPOLY Big Event to be a key contributor in strengthening our stand-alone participation base. In addition, we expect to launch a new WAP link under our Reel Legends brand with Clint Eastwood® games and Allan Quatermain™ games. As you know, the participation business is an area that we continue to invest in as it has delivered attractive financial returns through recurring revenue and strong cash flow, and thus is a great avenue to yield sustainable shareholder value.

Another key driver to our earnings growth in fiscal 2007 will be the continued improvements we expect in our operating profit margin, benefiting from a higher mix of gaming operations revenues, and the ongoing implementation of process improvements throughout the entire organization with the utilization of lean sigma tools. With projected revenue growth as the year progresses, we also expect to realize operating leverage. Our expected success in fiscal 2007, in terms of improving profitability and cash flow, combined with our commitment to invest in innovation and intellectual property, will lead to the continued creation of sustainable shareholder value in the years ahead.

Now, we will be happy to take any of your questions. Operator.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions]. Our first question comes from the line of Mr. Bill Lerner from Deutsche Bank. Please proceed with your question.

<Q - William Lerner>: Thanks, hey guys.

<A - Brian Gamache>: Hi, Bill.

<Q - William Lerner>: Few questions. One, what do you think or what would have ASPs increased excluding Orion? Looks like it would have been notably stronger but now your high class problem is mix.

<A - Scott Schweinfurth>: Yes. The average selling price would have been closer to what it was, what we achieved in the -

<A - Brian Gamache>: June quarter.

<A - Scott Schweinfurth>: June quarter.

<Q - William Lerner>: Okay.

<A - Brian Gamache>: Probably had a couple hundred dollar differential, Bill.

<Q - William Lerner>: Okay, thanks Brian. And then, are you guys just being conservative as I think about Pennsylvania, you didn't book anything in your guidance on participation; it was just straight unit sales?

<A - Brian Gamache>: They will have participation games there Bill, but as far as the timing and so forth, the acceptance of those games, we weren’t totally sure as to the timing of those things. So yes, I think the guidance we have given today is a little on the conservative side but we would rather be conservative than aggressive and we think that we have learned our lessons from quarters past and we think the guidance we gave today is good guidance and we want to make sure we can meet the expectations.

<Q - William Lerner>: That's great. Okay. A couple other quick ones. Just on I know you guys have sold pre G2E with new product and so forth and certainly that's reflected to some degree in backlog for product sales in game ops. Have we seen the inflection point already do you think or in a couple of weeks during G2E do you think we will see a bit more ramp in backlog?

<A - Brian Gamache>: I think a lot of the people Bill will still, although there is a lot of expressions of interest out there, a lot of the folks will wait until G2E and then again, their capital expenditures typically get released on January 1. So a lot of the people will place the orders going into the November, the end of November/early December timeframe.

<Q - William Lerner>: Okay. So your backlog…

<A - Brian Gamache>: The inflection point is still to come.

<Q - William Lerner>: Okay. Great. So Brian, so the backlog is bag and tagged. It is not expressions of interest obviously?

<A - Brian Gamache>: That is correct.

<Q - William Lerner>: Okay and last one, maybe this is for Orrin. Can you talk a little bit whether it is MONOPOLY Big Event’s a communal, or your SBG product essentially, but also transmissive reels, what are you going after in terms of floor space there? I guess communal is obviously going after the participation installed base but transmissive sounds like it is a mix between of course mechanical reels and video, so it sounds like you are creating a new category?

<A - Orrin Edidin>: Well it is really pretty simple Bill. We are using innovation to garner market share. Whether it is transmissive reels or a new technology, a new innovation that use utilizes server-based capabilities like MONOPOLY Big Event, we feel that in today's market that is increasingly competitive you have got to out-innovate your competition and clearly when you look at these new games that are enabled by brand new technologies, it is going to be a successful recipe to help us increase our market share on the floor.

<Q - William Lerner>: Thanks, Orrin. Thanks, guys.

<A - Brian Gamache>: Thank you, Bill.

Operator: Our next question comes from the line of Celeste Brown at Morgan Stanley. Please proceed with your question.

<Q - Celeste Mellet Brown>: Hi guys, good afternoon.

<A - Brian Gamache>: Hey Celeste.

<A - Scott Schweinfurth>: Hey Celeste.

<Q - Celeste Mellet Brown>: First in the margin on the game ops business as you mentioned was quite high. Can you give a little more detail about how you got to that margin and what we can expect going forward? I know you don't like to give specific guidance, but the differenence between this quarter and last quarter was pretty dramatic.

<A - Scott Schweinfurth>: Yes. Well a bit of it was luck as they say, in that we had fewer WAP Jackpot awards paid out during the quarter, which as you know we have to amortize the Jackpot, the reset Jackpot expense over the theoretical payout. But when we have payouts that go over theoretical, we have coin in that goes over theoretical, that's good news for us. It sort of went the opposite way in the June quarter.

<A - Brian Gamache>: So to get back to the answer Celeste, I think that the normal, a more normalized run rate for our margin would be probably be what you have baked into your model.

<A - Scott Schweinfurth>: Right we have said we expect it to be sort of mid 70s, mid to low 70s.

<A - Brian Gamache>: Right.

<A - Scott Schweinfurth>: Going forward.

<A - Brian Gamache>: And obviously the higher percentage of WAP games that we have in the mix the lower the margin would go.

<Q - Celeste Mellet Brown>: Right, were you at all disappointed with the decline in WAP machines in the quarter? Were you expecting that?

<A - Brian Gamache>: We were expecting it. We had an incredible launch of POWERBALL in the June quarter, and when you have those kinds of launches from the operators that sponsor these types of launches, there is a right-sizing period that happens call it 60 or 90 days after the product is launched. So we still have a terrific backlog and I think when you see the kind of response we are getting to our Big Event, our participation business in general is very healthy. It’s right about where we with thought it would be.

<Q - Celeste Mellet Brown>: And then can you give us the number of Orion machines roughly sold in the quarter?

<A - Brian Gamache>: We are not going to break that out Celeste going forward. We think that as we said on the June call that we believe that's going to be a breakeven deal for fiscal '07, and from an expense and a revenue standpoint we think that it doesn't make sense to break it out because it is not consequential at this point. So maybe as time goes on, it will make sense for us to break it out but it doesn't today.

<Q - Celeste Mellet Brown>: Okay, great. And then just two other quick questions. First, could we assume your normal tax rate on the, to get to the pre-tax management separation cost?

<A - Scott Schweinfurth>: Yes.

<Q - Celeste Mellet Brown>: Okay. And then can you just tell us how you got to your Pennsylvania forecast? What your assumptions were?

<A - Brian Gamache>: Well, again, we are trying to take a conservative approach in all new market jurisdictions, when new markets open, we would expect to get a minimum threshold of 20%+ market share and hopefully higher than that. But again, the one thing we can’t control is the timing of these openings. So we took a more conservative approach not being able to have clear visibility as to when of these racinos will be opening exactly and we believe that we’ve done an accurate job and hopefully there will be some upside there.

<A - Scott Schweinfurth>: And I guess I would say we are hopeful that analysts will heed the guidance that we have given them for the $15 to $17 million incremental revenue because we look at this quarter, we gave guidance of $108 to $112 million and consensus estimates for revenues are above that range.

<Q - Celeste Mellet Brown>: Okay. Well, we will try.

<A - Scott Schweinfurth>: Okay.

<A - Brian Gamache>: And again when you look at this current quarter I believe the guidance we gave today was $130 to $135.

<A - Scott Schweinfurth>: Which, and consensus right now is $129, so modest growth.

<A - Brian Gamache>: So I think what Scott is saying, Celeste, is that we hope the analyst community would understand that this is not going to happen over night. It is over a several quarter basis that we are going to get that market share.

<Q - Celeste Mellet Brown>: Okay great. Thank you very much.

Operator: Our next question comes from the line of Steve Kent at Goldman Sachs. Please proceed with your question.

<Q - Steven Kent>: Hi, just two questions, one, can you first give us a little bit more on the unit guidance for 2007, sort of just where you are getting some of those numbers, maybe, whether it is new casino openings, market openings, whether it is market share, just if you could give us a little bit more color on that? I know you don't want to give the exact specifics, but just general percentages. And then the other thing is, Brian, the wide area progressive numbers, again I think declined a little bit this quarter. How much of it is just sort of a natural mix change from wide area progressive to local area progressive? Are we going to see the back and forth as new games come out or is this a sustained trend or how do you feel about that on a go forward basis?

<A - Brian Gamache>: All right let me talk to, deal with the first question Steve and that was, how do we get the additional market share in units? And it is going to come in really two different areas. We assume that we are going to sell a constant number of video products on a replacement basis year in and year out. We have a very strong footprint in the video world and we expect that that replacement cycle is somewhat consistent.

The two big changes will be in these new market openings and I would say that that's going to come from areas like Oklahoma; it is going to come from areas like selling OEM units in Mexico. It is going to come from new traction that we are selling 5-reel mechanicals and now our premium multi line mechanicals. So, it is going to come from a combination of areas, but when you look at the fact we were able to sell 20% of our, is it 20 or 25?

<A - Scott Schweinfurth>: 20.

<A - Brian Gamache>: 20% of our Q1 shipments are 5-reel mechanical; that was never the case previously with our company. We are able to get fresh market share on a product that still garners 50 to 55% of the casinos in North America. So I'm very comfortable that the guidance we have given you on unit shipments is realistic.

Moving on to the wide area progressive question, that market is a tough market. You have to have product out there that's fresh and earns and, the economics for the operator are such where they are paying more for that placement. So I think that's always a battle to keep that footprint. It is a tough business and I think that when you look at the job that we have done getting the MONOPOLY, the Clint Eastwood and the POWERBALL themes out there and holding that footprint, I'm very impressed with our ability to move the needle as we have. That being said, it is always going to be a challenge and we have always got a queue of games coming down the pipeline that will keep that product fresh and innovative. So we are exactly where we thought we would be in our forecasting after Q1.

<Q - Steven Kent>: And just the mix between wide area progressive and local area progressive, there is nothing structural changing there from when you look at the whole industry?

<A - Brian Gamache>: I think it is over the last couple of years the standalone business has certainly taken it on the chin as a result of the more lucrative WAP and LAP games. There is no question that it is more challenging from the standalone basis than ever before. But I don't see anymore defined shift between the local area progressive and the wide area progressive. I think it is really viewed as one and the same. But I do believe that our standalone shipments - placements are more difficult to keep that for today than ever before.

<Q - Steven Kent>: Okay, thank you.

Operator: Our next question comes from the line of Ted Green at Boston American Asset Management. Please proceed with your question.

<Q - Ted Green>: Yes. My question pertains to foriegn markets. Brian and fellows, what kind of market share could we expect over there and do you think that this is strictly a table game market, particularly in Macau or do you think that slots will grow as well as Australian markets and the other markets?

<A - Orrin Edidin>: Ted, this is Orrin. I just recently returned from that market and did some fairly in depth customer interviews and market research on my own visiting the various casinos. And while traditionally Macau can be accurately characterized as a table game market, there is a clear migration as the demographics are becoming more Vegas-like, that there is a clear migration of that demographic to the gaming device market and it is being, it is garnering an increasingly large share of the floor. I think as you see the Cotai Strip experience development over the next 18 months, that market is going to do nothing but grow, so I was very very encouraged by what I saw and we have great cause for optimism for the Macau market for the gaming device side.

<Q - Ted Green>: And what about Europe itself? Harrah’s has talked about, and even the Caribbean, you know, about large projects which are going in there. Those have typically not been as big a slot markets at smaller casinos. But it looks like there is some movement in at least in Great Britain now and some of the things that Harrah’s announced in Spain, et cetera et cetera?

<A - Brian Gamache>: This is Brian. There is no question the international marketplace will grow more rapidly than the North American marketplace just by its definition and lack of regulatory restrictions. That being said, when you look at our success in the international arena, in the last 12 months we have had 30% of our unit shipments have come from the international marketplace. We would like to see that grow and we believe that our distribution channels and the success of our sales force in the international marketplace will allow that to happen in the coming quarters, but we are very happy with our progress there. And now that we have some other opportunities with Orion to go into different marketplaces we think that that's certainly going to occur.

<Q - Ted Green >: Do you think because you have a - this or newer markets that you might even have a higher percentage than the 20% that you seem to be earmarking for the domestic market?

<A - Brian Gamache>: One would only hope. The 20% is a pretty aggressive number when you go into new markets and we could only hope to get more.

<Q - Ted Green >: Thank you.

Operator: Our next question comes from the line of Harry Curtis of JP Morgan. Please proceed with your question.

<Q - Harry Curtis>: Hi guys.

<A - Scott Schweinfurth>: Hey Harry.

<A - Brian Gamache>: Hey Harry.

<Q - Harry Curtis>: Could you touch on any early read that you may be having or getting from your customers on their slot budgets for '07 versus '06?

<A - Brian Gamache>: Well, again, we had these customer meetings that Orrin referred to and we are seeing a little bit more of a normalization coming into the purchasing cycle for calendar '07. But again, it is a little too early, Harry, until they start placing the orders to get a full picture in that. But I would hope that the replacement cycle would get back to more normalized rates. I think that this is the probably highest replacement cycle from a year's standpoint that we have faced and certainly the years I've been here and hopefully we will see a more normalized rate going forward.

<Q - Harry Curtis>: Do you get any sense they are holding back just a little bit to wait and see what server based really is going to look like?

<A - Brian Gamache>: I think there is a little bit of that to the equation. I think that a lot of the customers they want to be guaranteed that the investment they make in a gaming machine is not going to end up in a trailer in 12 or 18 months that there is a natural transition into the server based world. We certainly have that for our customers and we will be able to take our customers by the hand at G2E and take them from the hardware industry into the software industry and really assure them that there really is no risk in bridging that horizon. So we are very excited about G2E and hopefully between the innovative products that we are going to be bringing to market and the server based initiatives we will give them a comfort level that they have never had before.

<Q - Harry Curtis>: Quick question for Scott. The separation charges, would those have been in, put in the SG&A line item?

<A - Scott Schweinfurth>: Yes.

<Q - Harry Curtis>: Okay. And when you think about both, when you think about SG&A in 2007, Scott, you mentioned that R&D was going to increase about 10 million on an absolute basis. Any thoughts, not withstanding the separation charge, how that SG&A line item is going to look?

<A - Scott Schweinfurth>: Well the dollar amount is going to go up, but we have said that as a percentage of revenue, it will come down. The dollar increase is not of the same magnitude that we have seen in, or that we are expecting for the R&D.

<Q - Harry Curtis>: Okay. Excellent. Thanks a lot.

Operator: Our next question comes from the line of Aimee Marcel at Jefferies & Company. Please proceed with your question.

<Q - Aimee Marcel>: Thanks. Good afternoon, guys.

<A - Brian Gamache>: Hi, Aimee

<Q - Aimee Marcel>: I recently read somewhere that the Pennsylvania legislature had passed some gaming reform getting rid of the need for distributorships and saying that no one could get over 50% market share. I'm not sure, I don't think that Governor Rendell has signed it yet and I know you guys are big lobbyists for this, so I was wondering what this could possibly mean for you.

<A - Brian Gamache>: Well again, we don't want to comment until the bill becomes enacted, enabled, but I would say that we are delighted with the fact that they finally moved this along to the point there's clarity in the market. As I said earlier, we think Pennsylvania is going to be terrific. When you look at 60,000 potential games coming on board what that could mean for our company over the next two to three years is very exciting and we believe that this supplier issue is always a call it, a not required element of that legislation. And we are just looking forward to doing a lot of business with Pennsylvania.

<Q - Aimee Marcel>: So you think that you could possibly get over 20% market share if IGT couldn't get over 50?

<A - Brian Gamache>: Again, I would rather not comment on that. I would just rather let our games speak for themselves. If we have great games in that marketplace we won't have to worry about anybody externally.

<Q - Aimee Marcel>: Okay. And then the international percentage was high. Was it mostly from Macau or are there other areas? I know you said Orion?

<A - Brian Gamache>: There are other areas. Eastern Europe and Western Europe have been very strong the last few quarters and in South America we’ve done very well. We just had a successful trade show down in Argentina. So yeah, we are starting to operate on all cylinders internationally and it’s been a great series of quarters that we have seen from them.

<Q - Aimee Marcel>: Okay great thanks.

Operator: Our next question comes from the line of Todd Eilers at Roth Capital Partners. Please proceed with your question.

<Q - Todd Eilers>: Hi guys, how are you?

<A - Brian Gamache>: Hi, Todd.

<Q - Todd Eilers>: I had a couple of quick questions here can you update us on the current regulatory environment in Russia?

<A - Brian Gamache >: Unfortunately the news from Russia continues to reflect minimal progress I would say. I was there personally in the last few weeks and I think the market will normalize in the coming months but there is certainly still a lot of uncertainty that's in the air today. We believe the market will be a solid market going forward, albeit much smaller than originally projected. We continue to develop products for the market, Todd, and our new less expensive Platform that we launched at the ELIX show had great commentary and received good comments. But we continue to monitor the situation closely and we will keep everybody apprised of what the developments mean for the company. But the good news is we don't have any guidance built into our 2007 models. So whatever happens there could be up side.

<Q - Todd Eilers>: Okay. Thanks. And then on the R&D side you talked about the 10 million increase, year over year. Looks like in the first quarter there wasn’t really much of that coming in. Can you talk a little bit about how you expect that to come online here the rest of the year? Should we kind of look at that as an even increase year over year or will one quarter show a little bit more than the other or just how should we look at that going forward?

<A - Brian Gamache>: I think, Todd, there will be a little bit of ramp up in the Q3 and Q4 second half of the year. A lot of the headcount projects and so forth that we are working on, it is really a timing issue. The $10 million will be there. It is just a matter of, it will be second half related.

<A - Scott Schweinfurth>: Right.

<A - Brian Gamache>: But the majority of that $10 million will accelerate in the second half of the year.

<Q - Todd Eilers>: Okay. Thank you. And then last question, with regards to, Scott, with the tax rate, 32% for the quarter going forward should, I don't know if you mentioned this or not but going forward should we still look at that 35, 35.5% range?

<A - Scott Schweinfurth>: I am waffling on this answer just because one thing that does affect us is this R&D tax credit which we are hopeful that the federal government will reinstate that provision and make it retroactive back to January 1st of 2006. And unfortunately they didn't get it done before the end of September and now we are being told it will be voted on during the lame duck session after people return from the elections in November. If that provision is reinstated, I think you will see our tax rate being lower, being in that sort of 30 to 32% range as it was last year.

Without it, I think yes it is going to climb throughout the year. As I mentioned the export sales deduction, expires at the end of December, 2006. It is somewhat replaced by the domestic manufacturers deduction ramping up at that point. But with no R&D credit yes I would expect things to get back up to the mid 30s.

<Q - Todd Eilers>: Okay. Thanks a lot guys.

Operator: Our next question comes from the line of David Bain at Merriman Curhan. Please proceed with your question.

<Q - David Bain>: Yes, thanks. As it relates to the units guidance, can you guys divvy up U.S. versus international?

<A - Brian Gamache>: I think David that you can just for modeling purposes you can look at a 30% run rate throughout the rest of the year would be a good basis just to put in your model.

<Q - David Bain>: Okay. That's great. And then also kind of a broad based question but have you presented any pricing scheme for server based games to any of your customers at this point run anything by them?

<A - Orrin Edidin>: We have evaluated several models to this point. But no to this point we really haven't made any specific proposals on pricing.

<Q - David Bain>: Okay. Thanks.

<A - Orrin Edidin >: We are still taking that under evaluation.

<Q - David Bain>: Okay great. Thank you.

Operator: Next we have a follow up question from the line of Bill Lerner at Deutsche Bank. Please proceed with your question.

<Q - William Lerner>: Thanks, guys. Two quick ones. One, can you just talk about without obviously I know you don't want to give unit details and so forth Brian but what markets overseas are you talking about, is this OEM to MGAM for Mexico or is it pretty widespread? I know with Orion there is plenty of Europe in there too.

<A - Brian Gamache>: Again, The OEM business doesn’t show up in our unit shipments, Bill.

<Q - William Lerner>: Of course. Yes, right.

<A - Brian Gamache>: It would be the penetration that either Orion or WMS is making throughout the international marketplace and again we have hired some additional sales people. We have had some different entries and various countries internationally and we are starting to see the fruits of those labors. So I’d rather not comment specifically on markets for competitive reasons but we are very excited about the opportunities in the international marketplace.

<Q - William Lerner>: Okay gotcha, Brian. And then the last one would be just talk a little bit about the economics of transmissive at this point as far as with customers how you are going to price that and then how does the deal with Aruze work actually?

<A - Brian Gamache>: Orrin, You want to take that one?

<A - Orrin Edidin>: Well, sure. Transmissive will be a participation product so you can calculate it into our gaming operation side of the business. And the arrangements with Aruze are primarily cross license arrangements, so those are involving certain patents and certain technology.

<A - Scott Schweinfurth>: Right. There’s no royalty payments between the companies.

<A - Orrin Edidin>: That's correct.

<Q - William Lerner>: Royalty payments- okay I gotcha now. Thanks guys.

Operator: Mr. Gamache that was our final question. I will turn the conference back over to you.

Brian R. Gamache, President and Chief Executive Officer

Thank you Dwayne and thank you for joining us this afternoon for this update on WMS’ progress and prospects. We look forward to seeing many of you at G2E, November 13-16.

Operator: Ladies and gentlemen that does conclude the conference call for today. We thank you very much for your participation and ask that you please disconnect your lines. Thank you and have a good day.

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